HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

Exhibit 16.1

July 22, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: GUATE TOURISM INC.

Dear Sirs/Madams:

The undersigned Harris & Gillespie CPA’s, PLLC previously acted as independent accountants to audit the financial statements of Guate Tourism Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated July 22, 2015 of Guate Tourism, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ HARRIS & GILLESPIE CPA’S, PLLC